Exhibit 99.1

Press Contact: Rob Babbush 858-812-7309 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

FOR IMMEDIATE RELEASE

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

•                  Revenues of $83.9 million increase 23% over previous year first quarter

•                  Pro forma EBITDA increases 73% percent over previous year first quarter

•                  Company reports fifth sequential quarterly EBITDA increase

•                  Cash flow generated from operations of $7.0 million

•                  Cash on balance sheet of $14.5 million at reporting date

•                  Additional Non-cash, Non-operational SFAS No. 142 Goodwill Impairment Charge Recorded Due to Current Economic and Market Conditions

SAN DIEGO, CA, May 12, 2009 — Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading national defense, IT and security solutions provider, today reported first quarter 2009 revenues of $83.9 million, a 23 percent increase over first quarter 2008 revenues.  First quarter 2009 pro forma EBITDA of $5.2 million and EBITDA rate of 6.2 percent increased over 73 percent from pro forma EBITDA of $3.0 million for the first quarter of 2008.   Kratos’ Government Solutions business  segment, where Kratos performs its Department of Defense and National Security work, generated first quarter pro forma EBITDA of 8.4%.  For the first quarter of 2009, the Company reported its fifth consecutive quarterly EBITDA improvement.  Kratos generated cash flow from operations of $7.0 million for the first quarter of 2009, with cash on the balance sheet as of this report date of $14.5 million.

As previously announced, Kratos anticipated that it was more likely than not that there would be an additional impairment of its carrying value of goodwill in the first quarter of 2009 due to the continued global equity market deteriorations which occurred in the first quarter.  Kratos has now completed its impairment analysis and has concluded that an impairment charge of $41.3 million is required, in accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142) resulting from a significant decrease in Kratos’ equity market capitalization consistent with global equity market deteriorations in the last year.   The impairment charge is a non-operational, non-cash event, which does not affect the Company’s liquidity or credit facilities.   Including the SFAS No. 142 impairment charge, the Company reported a loss from continuing operations of $42.4 million for the first quarter of 2009.  Including the impairment charge, the Company reported EPS loss of $0.33 for the three month period ended March 29, 2009.  The impairment charge reflects the deterioration of the global equity market through March 29, 2009.

The Company generated pro forma EBITDA from operations in the first quarter of $5.2 million, or 6.2 percent of revenues, compared to $3.0 million, or 4.4% of revenues in the first quarter of 2008.  Pro forma EBITDA for the first quarter of 2009 excluded the goodwill impairment of $41.3 million, an adjustment to the liability for unused office space of $0.6 million related to our continuing facilities consolidation actions and $0.3 million of legal fees incurred related to the ongoing investigations by the U.S. Attorney’s Office related to historical stock options granting practices and certain of the Company’s subcontractors.

First quarter revenues include internal growth in certain information technology, information assurance and networking programs, C4ISR programs, engineering and technical support programs and certain military equipment sustainment contracts.  First quarter revenues also included contributions from the Digital Fusion, Inc. (DFI) and SYS Technologies (SYS) acquisitions, which were completed in December and June 2008, respectively.  Revenue increases were offset somewhat primarily by reductions in the Company’s commercial and public safety & security system integration business, which were negatively impacted by the current adverse economic environment, as well as the planned reductions of acquired small business set aside contract work, pass through work and other contract work.  The Company continues to expect certain weapon systems sustainment programs, including follow on work, to be awarded later in 2009, which are included in the Company’s business plan and projections.

Eric DeMarco, President and Chief Executive Officer, said “The Company continued to make progress across virtually every performance area of our business plan in the first quarter, and we expect further improvement throughout 2009, despite challenging economic and credit conditions which are adversely impacting our PSS business, and which we are addressing.  Our national defense and federal government business is performing well, the Company is cash flow positive, we are reducing debt, and we continue to expect even greater EBITDA profitability as we move forward.

Kratos’ contractual highlights during the quarter included:

•                  Alliant GSA information technology security design and support prime contract award

•                  $84.6 million Space and Naval Warfare Systems Center radio communications division multiple award IDIQ prime contract

•                  $11 million prime contract to support anti-submarine warfare training program

•                  $6.8 million information technology contract with the State of Indiana

Additionally, the proposed program terminations requested in the recently submitted Pentagon FY 2010 budget are for programs in which Kratos is not materially involved, and the Company believes that it is well positioned in areas of requested continuing or increased emphasis, which include:

•                  Increased funding for intelligence, surveillance, and reconnaissance (ISR)

•                  Increased emphasis on cyber warfare, cyber security, and information assurance

•                  Increases in funding for theater missile defense, including AEGIS and Terminal High Altitude Area Defense (THAAD) systems

•                  Increased emphasis on unmanned vehicle technologies

•                  Increased emphasis on sustaining currently existing, deployed and proven weapon systems

DeMarco concluded, “The vast majority of our DoD and federal government business is on track and we have good visibility for the balance of 2009.  We are also very excited about our Alliant contract win as we look towards the latter half of this year and beyond, as Alliant provides us an extremely large contract vehicle and access to numerous customers in one of the sweet spots of Kratos’ core capabilities and service offerings, including information technology, security, design and support, modeling and simulation and distance learning.  Furthermore, our planned integration of the acquired businesses has gone well, and we have and are continuing to aggressively reduce costs and improve operating efficiencies.  Accordingly, we are reaffirming our 2009 EBITDA objectives and a revenue target now of approximately $375 to $380 million, primarily as a result of the continuing macro economic impacts on our PSS and non-DoD business revenues.”

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies. Principal services include C4ISR, weapon systems sustainment, military weapon range operations and technical services, network engineering services, information assurance and cybersecurity solutions, security and surveillance systems, and critical infrastructure design and integration. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, bid and proposal pipeline, performance of key contracts, market developments, timing of integration activities and anticipated benefits to be realized from recent acquisitions. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the integration of recently acquired businesses will prove more costly, take more time, or be more distracting than currently anticipated; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 28, 2008, and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and pro forma EBITDA, are considered non-GAAP financial measures.  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kratos Defense & Security Solutions

Unaudited Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended
	March 29,	March 30,
	2009	2008

Revenues	$83.9	$68.2

Cost of revenues	66.8	55.6
Gross profit	17.1	12.6

Selling, general and administrative expenses	12.1	10.2
Impairment of goodwill	41.3	—
Stock option investigation and related fees	0.3	—
Adjustment to the liability for unused office space	0.6	—
Research and development expenses	0.4	—
Depreciation	0.5	0.5
Amortization of intangible assets	1.5	1.2
Operating income (loss)	(39.6)	0.7
Interest expense	(2.5)	(2.3)
Other income (expense), net	—	(0.4)
Loss from continuing operations before income taxes	(42.1)	(2.0)
Provision for income taxes	0.3	0.5
Loss from continuing operations	(42.4)	(2.5)
Income from discontinued operations, net of taxes	0.3	0.6
Net loss	$(42.1)	$(1.9)

Basic earnings (loss) per common share:
Loss from continuing operations	$(0.33)	$(0.03)
Income from discontinued operations, net of taxes	0.00	0.01
Net loss	$(0.33)	$(0.02)

Diluted earnings (loss) per common share:
Loss from continuing operations	$(0.33)	$(0.03)
Income from discontinued operations, net of taxes	$0.00	$0.01
Net loss	$(0.33)	$(0.02)

Weighted average common shares outstanding
Basic	128.4	79.0
Diluted	128.4	79.0

EBITDA (1)	$5.2	$3.0

Note: (1) EBITDA is defined as GAAP net income plus income (loss) from discontinued operations, interest expense, net other income (expense) related to SWAP instruments, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, impairment of goodwill, accrual for unused office space and stock option investigation and related fees.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Loss to EBITDA is as follows:

	Three Months Ended
	March 29,	March 30,
	2009	2008

Net loss	$(42.1)	$(1.9)
Income from discontinued operations	(0.3)	(0.6)
Impairment of goodwill	41.3	—
Adjustment to the liability for unused office space	0.6	—
Interest expense, net	2.5	2.3
Other expense related to SWAP instruments	0.0	0.7
Provision for income taxes	0.3	0.5
Depreciation	0.7	0.6
Stock compensation	0.4	0.2
Stock option investigation and related fees	0.3	—
Amortization of intangible assets	1.5	1.2

EBITDA	$5.2	$3.0
	6.2%	4.4%

Kratos Defense & Security Solutions

Unaudited Segment Data

(in millions)

	Three Months Ended
	March 29,	March 30,
	2009	2008
Revenues:
Government Solutions	$74.4	$54.9
Public Safety & Security	9.5	13.3
Total revenues	$83.9	$68.2

Operating income (loss) from continuing operations:
Government Solutions	$(37.1)	$0.8
Public Safety & Security	(1.3)	0.1
Other activities	(1.2)	(0.2)
Total operating income (loss) from continuing operations	$(39.6)	$0.7

Note: Other activities include legal costs incurred on the ongoing investigations by the U.S. Attorney’s Office related to historical stock option granting practices and related to certain of Kratos’ subcontractors. The operating loss for the Government Solutions Segment in the first quarter and fiscal 2009 includes a $41.3M impairment of goodwill.

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